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                                                                  EXHIBIT 23.17

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this post effective amendment No. 1 on Form S-3 to the previously filed Registration Statement on Form S-4 of Pierce Leahy Corp., of our report dated January 13, 1998 (except as to note 11 which is as of February 4, 1998) to the shareholder of Archivex Inc. on the consolidated balance sheets as at November 30, 1997 and 1996 and for the consolidated statements of earnings, retained earnings and cash flows for each of the years ended November 30, 1997, 1996 and 1995 appearing in the Current Report on Form 8-K of Pierce Leahy Corp. dated July 2, 1998 and to all references to our Firm in this Registration Statement.

                                                        /s/Friedman & Friedman
                                                        Chartered Accountants

Montreal, Quebec
January 28, 2000